140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM / AFFILIATE OFFICES Beijing Moscow Boston Munich Brussels New York Century City Orange County Chicago Paris Dubai Riyadh March 2, 2020 Düsseldorf San Diego Frankfurt San Francisco Hamburg Seoul Hong Kong Shanghai Houston Silicon Valley London Singapore Los Angeles Tokyo Madrid Washington, D.C. Milan Eventbrite, Inc. 155 5th Street, 7th Floor San Francisco, CA 94103 Re: Registration Statement on Form S-8; 5,142,284 shares of Class A common stock of Eventbrite, Inc., par value $0.00001 per share Ladies and Gentlemen: We have acted as special counsel to Eventbrite, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of 5,142,284 shares of Class A common stock of the Company, par value $0.00001 per share (the “Common Stock”), consisting of 4,285,237 shares of Common Stock (the “2018 Plan Shares”) issuable under the Company’s 2018 Stock Option and Incentive Plan (the “2018 Plan”) and 857,047 shares of Common Stock (together with the 2018 Plan Shares, the “Shares”) issuable under the Company’s 2018 Employee Stock Purchase Plan (together with the 2018 Plan, the “Plans”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2020 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectuses, other than as expressly stated herein with respect to the issue of the Shares. As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the

March 2, 2020 Page 2 General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws. Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. Very truly yours, /s/ Latham & Watkins LLP